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               ABFS(SM)
AMERICAN BUSINESS FINANCIAL SERVICES

                                                                SPECIAL RATES
                                                           For Renewal Customers

                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476


               (Investment Notes and Uninsured Money Market Notes)
                                 Rate Supplement

                      Prospectus Supplement dated 09/22/04


                   Term             Rate               Annual Yield*
    |------------------------|---------------------------------------------|
    |            3-5 mos.    |     10.50%                 11.06%           |
    |                        |                                             |
    |           6-11 mos.    |     10.75%                 11.34%           |
    |                        |                                             |
    |          12-29 MOS.    |     12.50%                 13.31%           |
    |                        |                                             |
    |          30-59 mos.    |     12.75%                 13.59%           |
    |                        |                                             |
    |         60-120 mos.    |      9.50%                  9.96%           |
    |                        |                                             |
    |        Uninsured       |                                             |
    |   Money Market Note**  |  4.88%/5.00%             5.88%/6.05%        |
    |                        |                                             |
    |------------------------|---------------------------------------------|

                          Minimum Investment is $1,000
        FOR INVESTMENTS OF $100,000 OR MORE, PLEASE CONTACT US FOR RATES.

RENEWING INVESTOR RATES ARE EFFECTIVE OCTOBER 12, 2004 THROUGH OCTOBER 18, 2004 AND APPLY AS FOLLOWS:

(1) TO THE REINVESTMENT OF ALL OR A PORTION OF THE PRINCIPAL AND INTEREST DUE AT MATURITY, AND

(2) TO ADDITIONAL INVESTMENTS MADE BY NOTEHOLDERS WHO REINVEST ALL PRINCIPAL AND INTEREST DUE AT MATURITY.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 31, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Annual Yield assumes all interest reinvested daily for 1 year. For terms less than 1 year: Annual Yield provided for comparison purposes; actual yield to maturity will be less.

THESE RATES ARE AVAILABLE FROM OCTOBER 12, 2004 THROUGH OCTOBER 18, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated August 31, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES REPRESENT OBLIGATIONS OF ABFS AND ARE NOT CERTIFICATES OF DEPOSIT OR INSURED OR GUARANTEED BY
                   THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                               WWW.ABFSONLINE.COM
                       FOR INFORMATION CALL 1-800-776-4001


      THE WANAMAKER BUILDING / P.O. BOX 11716 /PHILADELPHIA, PA 19101-9928